Exhibit 99.1

InterDigital Announces Third Quarter Financial Results; Results Reflect Transition in Per-Unit Royalty Reporting and Positive Tax Adjustment

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Nov. 9, 2004--

                 Results in Line With Company Guidance

    InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced revenues of $7.4 million and a net loss of $6.4 million, or $0.12 per share, for its third quarter ended September 30, 2004. These results include the effect of a transition (described in the Company's October 25, 2004 press release) for reporting per-unit royalties in the quarter in which licensee reports are received rather than in the quarter in which a licensee's sales occur.
    In addition, the Company recognized a non-cash benefit of $26.9 million in third quarter 2004 associated with the partial reversal of its valuation allowance against deferred tax assets, approximately $17.1 million of which was recognized as income. The remaining $9.8 million was credited directly to additional paid-in-capital. InterDigital's cash and short-term investment position of $144.9 million remained strong at September 30, 2004, up $39 million over year-end 2003.
    Howard Goldberg, President and Chief Executive Officer, stated, "Our performance in the third quarter and through the first nine months of 2004 has been strong. We are in a healthy financial position based upon robust free cash flow(1). This has facilitated the repurchase of one million shares during the third quarter. Our revenue and income results for this year's third quarter were anomalies due to the non-cash effect of the nonrecurring items related to both per-unit royalty reporting and the tax valuation allowance adjustment. We expanded our royalty base with new or expanded agreements with Danger and Toshiba, respectively. We are making solid progress in establishing customer relationships for our Adaptive Interference Management(TM) (AIM) family of advanced antenna products and 3G air interface solutions. We are especially pleased that we have been selected as a supplier to General Dynamics to provide the WCDMA air interface technology for the Mobile User Objective System for the U.S. military. Further, our strong cash position enables us to focus on enhancing shareholder value by investing in technology and product development, and by making the additional share repurchases which we recently announced."

    Third Quarter Summary

    Due to the transition in reporting per-unit royalties, third quarter 2004 revenues of $7.4 million included only the amortization of paid-up royalties and fixed obligations. This compares with revenues of $26.8 million in third quarter 2003, which consisted of $20.8 million of per-unit royalties and $6.0 million related to amortization of paid-up royalties and fixed obligations. Commencing in fourth quarter 2004, royalty revenue will include both fixed and amortized amounts, as well as per-unit royalties reported to the Company during that quarter.
    The Company reported a net loss of $6.4 million, or $0.12 per share in third quarter 2004, compared to net income of $3.4 million, or $0.06 per share (diluted) in third quarter 2003. Operating expenses of $26.5 million increased 24% over third quarter 2003 and were about even with second quarter 2004 (excluding repositioning charges). The increase in operating expenses over third quarter 2003 was driven, in large part, by additional personnel costs related to both a new long-term incentive compensation program implemented in first half 2004 and annual wage inflation, as well as higher costs associated with patent licensing arbitration and litigation. The Company's third quarter 2004 tax provision included a $17.1 million positive effect related to the partial reversal of the Company's valuation allowance against deferred tax assets. This was offset in part by a non-cash tax expense of $4.8 million primarily associated with the character and usage of the Company's remaining federal net operating loss carryforwards (the majority of which resulted from deductions related to stock option exercises).

    Nine Months Summary

    For the first nine months 2004, revenues were $69.8 million compared to $89.9 million in the first nine months 2003. The decrease in revenues for the first nine months 2004 versus 2003 was due to the absence of per-unit royalty revenue in third quarter 2004 associated with the transition noted above. Recurring patent license royalties (which include both fixed and amortized amounts, as well as per-unit royalties reported to the Company) for the first nine months 2004 were $68.7 million. This included $20.9 million related to nine months of fixed and amortized amounts, as well as $47.8 million associated with six months of per-unit royalties. The first nine months 2003 revenue consisted of $69.4 million of recurring patent license royalties and $20.5 of non-recurring revenue primarily associated with Sony Ericsson's pre-2003 handset sales.
    Net income for the first nine months 2004 (including a $0.6 million pre-tax repositioning charge) was $0.3 million, or breakeven per share. Net income for the first nine months 2003 was $33.2 million, or $0.55 per share (diluted). Results for the first nine months 2003 included the benefit of $30.8 million (pre-tax) of non-recurring items related to Sony Ericsson's pre-2003 handset sales and the settlement of litigation with Ericsson. Excluding these items, the Company would have reported net income in the first nine months 2003 of approximately $3.0 million, or $0.05 per share (diluted).

    2004 Outlook

    Rich Fagan, Chief Financial Officer commented, "We expect to provide updated guidance on fourth quarter 2004 revenue shortly, after we receive and review all per-unit royalty reports. Based on reports received to date, we expect that fourth quarter 2004 revenue should exceed $30 million due to the strength of our licensees in the 3G market. We're also excited about the potential of our new relationship with General Dynamics and heightened interest in our AIM ANTENNA family of products. To take full advantage of these opportunities, we're scaling our developments efforts. As a result of additional investment in technology development and related productization and higher commissions related to per-unit royalty revenue, we expect our fourth quarter operating expenses to increase 10% to 15% over third quarter 2004 levels."

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. In addition, InterDigital is developing proprietary technology solutions with future product potential to address emerging telecommunications issues. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark and AIM ANTENNA and Adaptive Interference Management are trademarks of InterDigital Communications Corporation.

    This press release contains forward-looking statements regarding, among other things, our current beliefs, plans, and expectations as to: (i) our fourth quarter 2004 revenue; (ii) our selection as a supplier to General Dynamics on the MUOS project, and heightened interest in our AIM ANTENNA products; (iii) the scaling of our development efforts; and (iv) increases in ongoing expenses over third quarter levels. Words such as "expect" or similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in forward-looking statements due to a variety of factors in addition to those specifically identified above including, but not limited to: (i) our ability to enter into new and expanded patent license agreements;
(ii) a failure by any of our key licensees to realize our projections for sales of covered products; (iii) our ability to successfully negotiate and enter into an agreement with General Dynamics with respect to the MUOS project, and our ability to successfully negotiate and enter into agreements with parties expressing interest in our AIM ANTENNA technology; (iv) our ability to hire and retain qualified personnel; (v) unanticipated development costs and technical, financial or other difficulties or delays related to the development of our technologies and products, and market acceptance of our technologies and products; and (vi) other factors listed in the Company's most recently filed Form 10-K and Form 10-Q. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
    (1) InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents


             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
             --------------------------------------------
                  For the Periods Ended September 30
             (Dollars in thousands except per share data)
                             (unaudited)


                                  For the Three       For the Nine
                                  Months Ended        Months Ended
                                  September 30,       September 30,
                               ---------------------------------------
                                  2004      2003      2004      2003
                               ---------------------------------------
REVENUES                         $7,358   $26,790   $69,753   $89,891
                               --------- --------- --------- ---------

OPERATING EXPENSES:

  Sales and marketing             1,399     1,330     4,409     3,473
  General and administrative      5,046     4,567    15,866    13,305
  Patents administration and
   licensing                      7,708     4,263    19,638    11,338
  Development                    12,349    11,253    38,091    34,054
  Repositioning                       3         -       607         -
                               --------- --------- --------- ---------
                                 26,505    21,413    78,611    62,170
                               --------- --------- --------- ---------

  (Loss) income from operations (19,147)    5,377    (8,858)   27,721

OTHER INCOME                          -         -         -    10,580
NET INTEREST & OTHER FINANCING
 INCOME                             436       405     1,126     1,298
                               --------- --------- --------- ---------

  (Loss) income before income
   taxes                        (18,711)    5,782    (7,732)   39,599

INCOME TAX PROVISION             12,308    (2,317)    8,051    (6,249)
                               --------- --------- --------- ---------

  Net (loss) income              (6,403)    3,465       319    33,350

PREFERRED STOCK DIVIDENDS             -       (34)      (66)     (101)
                               --------- --------- --------- ---------

NET (LOSS) INCOME APPLICABLE TO
 COMMON SHAREHOLDERS            $(6,403)  $ 3,431     $ 253   $33,249
                               ========= ========= ========= =========

NET (LOSS) INCOME PER COMMON
 SHARE - BASIC                   $(0.12)    $0.06        $-     $0.60
                               ========= ========= ========= =========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 BASIC                           55,282    55,912    55,341    55,475
                               ========= ========= ========= =========

NET (LOSS) INCOME PER COMMON
 SHARE - DILUTED                 $(0.12)    $0.06        $-     $0.55
                               ========= ========= ========= =========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 DILUTED                         55,282    60,109    59,421    60,192
                               ========= ========= ========= =========


                          SUMMARY CASH FLOW
                          -----------------
                  For the Periods Ended September 30
                        (Dollars in thousands)
                             (unaudited)

                           For the Three Months  For the Nine Months
                                   Ended                 Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                              2004       2003       2004       2003
                           --------------------- ---------------------

(Loss) income before taxes  $(18,711)    $5,782    $(7,732)   $39,599
Taxes paid                      (692)    (3,220)    (4,187)    (7,555)
Depreciation & amortization    4,029      2,742     11,118      8,385
Increase in deferred
 revenue                      13,210      1,500     62,994     55,988
Deferred revenue recognized   (6,286)   (16,612)   (36,899)   (44,984)
Decrease in operating
 working capital, deferred
 charges and other            50,482     34,420     32,222      3,993
Capital spending & patent
 additions                    (4,456)    (3,805)   (11,470)    (8,574)
                           ---------- ---------- ---------- ----------
   CASH FLOW BEFORE
    FINANCING ACTIVITIES      37,576     20,807     46,046     46,852

Increase in notes
 receivable                        -          -          -     (1,446)
Acquisition of Tantivy
 assets                            -    (10,430)         -    (10,430)
Debt decrease & preferred
 dividends                       (52)       (48)      (189)      (183)
Net stock issued (acquired)  (15,907)   (32,320)    (6,862)   (16,431)
                           ---------- ---------- ---------- ----------
   NET INCREASE IN CASH
    AND SHORT-TERM
    INVESTMENTS             $ 21,617   $(21,991)  $ 38,995   $ 18,362
                           ========== ========== ========== ==========


                       CONDENSED BALANCE SHEET
                       -----------------------
                        (Dollars in thousands)
                             (unaudited)

                                           September 30, December 31,
                                               2004          2003
                                           ------------- -------------
Assets
-------------------------------------------
Cash & short-term investments                  $144,922      $105,927
Accounts receivable                               6,603        37,839
Other current assets                              6,168         8,628
Property & equipment (net)                       10,711        12,137
Patents (net) & other non-current assets         76,757        40,634
                                           ------------- -------------
TOTAL ASSETS                                   $245,161      $205,165
                                           ============= =============

Liabilities and Shareholders' Equity
-------------------------------------------
Current portion of long-term debt                  $172          $193
Accounts payable & accrued liabilities           19,288        16,236
Foreign & domestic taxes payable                     94         1,259
Deferred revenue                                112,690        86,595
Long-term debt & long-term liabilities            3,266         3,397
                                           ------------- -------------
TOTAL LIABILITIES                               135,510       107,680

SHAREHOLDERS' EQUITY                            109,651        97,485
                                           ------------- -------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY       $245,161      $205,165
                                           ============= =============


    The Company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint. This release includes a summary cash flow statement that results in the change in both our cash and short-term investment balances. One of the subtotals in the summary cash flow statement is cash flow before financing activity. Management has presented a reconciliation of this non-GAAP line item to net cash provided by operating activities below:



                                    For the Three      For the Nine
                                     Months Ended      Months Ended
                                     September 30,     September 30,
                                     2004     2003     2004     2003

Net cash provided by operating
 activities                        $41,996  $24,920  $57,819  $55,771
Purchases of property and equipment (1,166)  (1,190)  (2,654)  (2,579)
Patent costs                        (3,290)  (2,615)  (8,816)  (5,995)
Unrealized (loss) gain on short
 term investments                       36     (112)    (303)     345
                                   -------- -------- -------- --------
Cash flow before financing
 activities                        $37,576  $21,003  $46,046   47,542
                                   ======== ======== ======== ========


    This release also discusses operating expenses, excluding repositioning charges, and net income including certain non-recurring revenue items. Management believes that investors may find these non-GAAP financial measures useful in understanding the Company's operating results. This information is intended to provide more meaningful comparisons of the Company's results.

    CONTACT: InterDigital Communications Corporation
             Media:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
              or
             Investor:
             Janet Point, 610-878-7800
             janet.point@interdigital.com